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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 9, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on May 14, 2001.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 2, 3, 5, and 6, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MAY 9, 2001

1.  What is the current state of Expeditors' relationship with Ford? What have been the key milestones in this relationship since your last 8-K disclosure dated April 17, 2001?

    As of May 1, 2001, we ceased functioning as Ford's U.S. customs broker. There were really no noteworthy "milestones" since our last disclosure. As stated in our May 9, 2001 press release, our concern at this point remains for the people whose livelihood depends on replacing this business.

2.  How much of Expeditors' overall net revenue did Ford represent in 2000? How much of this revenue was tied to customs brokerage services? Can you give any guidance for the balance of the year?

    We have repeatedly disclosed that no single customer represents more than 5% of our net revenue. We stated in our April 17, 2001 8-K that we saw no reason to comment on the $1.82 current year consensus estimate. This comment was made on the assumption that this business was going away. We don't announce prospective bids or the arrival and departure of individual customers. We have always tried to have a very diversified account base.

    Having made a deliberate decision several years ago not to focus on individual accounts, we now find ourselves wondering how we've ever gotten to the point where we are discussing this single account? The truth is that it is our fault as it is a fact that we did talk about the Ford business when we were originally selected. We did this because we were proud of the fact that a major customer would select us as the single broker to provide services despite the fact that the bid included boarder brokerage, a field that we had not entered prior to obtaining this business. The novelty of having been selected by Ford to streamline their border brokerage operations and successfully bring all the functions performed by disparate brokers under the Expeditors "umbrella" was a team accomplishment that remains a proud moment in our corporate history. This accomplishment did not go away and we believe that our people performed in an extraordinary manner as long as we provided these services.

    In any event, we are where we are and we are going to use this forum to offer some specific guidance going forward. In the second quarter of 2001, we estimate that the isolated after tax effect from the loss of this business (staff costs, shut down costs and lost profits) will be approximately $.06 per share. The impact on earnings per share for the balance of the year is presently expected to be between $.03 and $.04 per share.

    Despite all of this, management is aware that the current consensus estimates call for $1.82 per share for 2001. We maintain a view that this $1.82 earnings per share is as good an estimate as any alternative and we do not see the need to give additional guidance as of this point in May 2001. We make this statement based upon the positive news reported for the first quarter of 2001 and after taking into consideration the per share costs estimated in the paragraph immediately above.

3.  What services does/did Expeditors provide for Ford and how many employees and facilities are/were dedicated to the provision of this service(s)? If there has been a change in the relationship between Expeditors and Ford, how have these resources been affected?

    The largest amount of our activity with Ford in the first quarter of 2001 was U.S. border brokerage. There are approximately 150 people whose jobs were impacted by the loss of this business. Approximately 120 of those positions are in Detroit. As we noted in our first quarter earnings release, we expect to add this number of jobs over the next several months around the U.S. and we have offered internal transfers to all employees willing to relocate. While the full results of this offer will not be known for several weeks, at this point it looks like 80 people will decline to accept alternative positions and will be leaving us.

4.  If there has been a change in the relationship between Expeditors and Ford, has it had any impacts on Expeditors' relationships with other customers or prospective customers?

    To date, there have been none.

5.  In the case that Expeditors is no longer providing services for Ford, what issues do you see Ford having if the business is given to FRTZ or another forwarder? That is, what is irreplaceable about EXPD?

    We've never claimed to be "irreplaceable" and throughout our negotiations we recognized that Ford might elect to go to an alternative supplier. We do feel, however, that we compiled an outstanding record at Ford. Expeditors implemented processes and technological solutions that streamlined the functions that are critical to the efficient flow of goods through Ford's supply chain. Our efforts established a standard for cash flow reductions and data integrity that we believe will be difficult to match.

6.  Are you aware of any other Expeditors customers that are also Vastera customers? If so, how is their use of Vastera similar or different than the relationship between Ford and Vastera (aside from Ford's ownership stake in Vastera)?

    There are several customers of whom we are aware that use different modules of Vastera's software. The Ford/Vastera relationship is unique and is unlikely to be repeated with another account.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
May 9, 2001	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
May 9, 2001	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer

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SELECTED INQUIRIES RECEIVED THROUGH MAY 9, 2001
SIGNATURES